Exhibit (d)(3)

AMICAS, Inc.
Confidentiality Agreement	January 29, 2010
Ladies and Gentlemen;
1. AMICAS, Inc. (the “Company”) is prepared to make available to Merge Healthcare, Inc. and its affiliates (“you”) certain information concerning the business (including the manner in which the Company organizes and conducts its business), financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and your sources of financing and their advisors) (collectively, “Representatives”), you agree to treat any information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives now or in the future by or on behalf of the Company (collectively, the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.
2. The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to the public other than as a result of disclosure by you or your Representatives, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company, provided that the source of such information is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information, or, (iv) is independently developed by you without reliance upon any information furnished by the Company pursuant hereto.
3. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating, negotiating and effecting a possible negotiated transaction between the Company or its shareholders and you, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating, negotiating or effecting a possible negotiated transaction with the Company and who agree to keep such information confidential and agree to be bound by the terms hereof to the same extent as if they were parties hereto; and (iii) you make disclose such information to the extent required by law or any stock securities exchange (subject to Section 11, below). In any event, you shall be responsible for any breach of this letter agreement by any of your Representatives.
AMICAS, Inc. | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

AMICAS, Inc.
Confidentiality Agreement	January 29, 2010
4. In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), provided that you may make such disclosure if required by law or the rules of any securities exchange or market. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.
5. If you decide that you do not wish to proceed with a transaction involving the Company or its shareholders, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason, you will either (at your election) promptly deliver to the Company or destroy all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy portion, extract, compilation, selection, arrangement, adaptation or derivative thereof shall be retained. Provided, however that if compliance with the foregoing would violate any applicable law, regulation or applicable professional standards of the American Institute of Certified Public Accountants, Public Company Accounting Oversight Board or state boards of accountancy, then such information may be retained provided that it is used or accessed for no other purpose than to evidence your or your Representatives’ compliance with such law, regulation or professional standard, and that such information is maintained in confidence as set forth in this Agreement. Upon request by the Company, you will confirm in writing the fact of such return or destruction. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations hereunder.
6. You understand and acknowledge that neither the Company nor any of its Representatives (including without limitation any of the Company’s directors, officers, employees and agents) makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom, and agree to hold the Company harmless from and indemnify it against such liability. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.
7. You agree not to initiate contact (except for those contacts made in the ordinary course of business) with any officer, director or employee or agent of the Company regarding its business, operations, prospects or finances, except with the express permission of the Company. It is understood that the Company will arrange for appropriate contacts for due diligence purposes. It is further understood that all (a) communications regarding a possible transaction, (b) requests for additional information, (c) requests for facility tours or management meetings and (d) discussions or questions regarding procedures, will be submitted or directed to the Company’s advisors or the representative named on the signature page hereto.
AMICAS, Inc. | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

AMICAS, Inc.
Confidentiality Agreement	January 29, 2010
8. Neither the Company nor you, including each party’s respective Representatives (excluding such of your Representatives who have not seen or received any Evaluation Material and are not acting on your behalf), shall, for a period of one (1) year from the date hereof, solicit for employment any of the current officers or employees of the other party; provided, however, that such prohibition shall not include solicitations through general advertising or the employment of persons who contact such party on their own initiative.
9. You acknowledge that the Evaluation Material will contain material, nonpublic information concerning the Company and, accordingly, that you are restricted from trading in the Company’s securities under Federal securities laws and you agree to comply with such laws. You also agree that, for a period of eighteen (18) months from the date of this agreement, unless specifically authorized in writing by the Company, neither you, nor your Representatives (excluding such of your Representatives who have not seen or received any Evaluation Material and are not acting on your behalf) will in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or, cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consent to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) with respect to the Company’s securities; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action which would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party (other than your Representatives who have not seen or received any Evaluation Material and are not acting on your behalf) with respect to any of the foregoing. The foregoing shall not apply to (x) acquisition(s) by you or your affiliates or any fund managed by you or your affiliates (subject to compliance with applicable securities laws) of less than five (5%) percent (in the aggregate) of securities or assets of the Company (it being agreed and understood that the Company shall promptly respond to any written request by you to amend such five (5%) percent limit). Subject to the foregoing restrictions, you are permitted to communicate any offer or proposal directly to the Company’s lead Director or its Representatives, subject at all times to Section 4, above.
10. in addition, you hereby acknowledge that you are aware and that your Representatives have been advised that the United States securities laws prohibit any person who has material non-public information about an issuer from purchasing or selling securities of such issuer, and you agree to refrain from purchasing or selling any AMICAS securities (or from disclosing such information to any other person (including your affiliates) who purchases or sells such securities) while in possession of such information.
AMICAS, Inc. | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

AMICAS, Inc.
Confidentiality Agreement	January 29, 2010
11. If you or any of your Representatives are requested or required (by law or any stock securities exchange, or by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall use your commercially reasonable efforts to provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, based on the advice of counsel, required to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises you is legally required to be disclosed, provided that you exercise your reasonable efforts at the expense of the Company to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment wlll1be accorded the Evaluation Material by such tribunal, legal authority or stock exchange.
12. You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered, and you hereby waive in advance any claims (including, without limitation, breach of contract) in connection with any transaction involving the Company unless and until you and the Company shall have entered into a final definitive agreement. You also agree that unless and until a final definitive agreement regarding a transaction between the Company and you has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.
13. No failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.
14. it is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company would be entitled to equitable relief, including injunction(s) and order(s) for specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.
AMICAS, Inc. | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

AMICAS, Inc.
Confidentiality Agreement	January 29, 2010
15. This letter agreement is for the benefit of the Company and its directors, officers, stockholders, owners, affiliates and agents, and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts and of the United States of America located in the Commonwealth of Massachusetts for any actions, suits or proceedings arising out of or relating to this agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts). You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the transactions contemplated hereby, in the courts of the Commonwealth of Massachusetts or the United States of America located in the Commonwealth of Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum,
16. This letter agreement may be terminated by either party upon written notice to the other. Your obligations under Sections 8 and 9 shall continue for the periods specified therein; your obligations other than those arising under Sections 8 and 9 shall continue and expire five years from the effective date of termination, except with respect to Evaluation Material that constitutes a legally-protectable trade secret of the Company.
17. Subject at all times to Sections 5 and 16 above, upon your execution of this letter agreement, the Company agrees to provide you with access to the information identified in the list which has been provided to you. Subject at all times to Sections 5 and 16 above, if you present an acquisition proposal to the Company that the Board of Directors of the Company determines to have met the requirements (including that it is reasonably possible that discussions with you could lead to a Superior Proposal) as set forth in the Agreement and Plan of Merger dated as of December 24, 2009 by and between the Company and affiliates of Thoma Bravo (the “Merger Agreement”), and if the parties have reached written agreement on a process and timetable for completion of your due diligence, then you shall be provided with access to additional information as mutually agreed.
18. In the event that you provide any information about you to the Company in order to permit the Company or its Representatives to evaluate your offered consideration, in addition to the current provisions of this letter agreement as set forth above, the parties agree to be bound by this letter agreement as though each of us had changed positions and were the other party; that is, the term “Evaluation Material” would be defined for such purpose as it is in paragraphs one and two, but would reference information provided by you and your Representatives to the Company, the Company would have obligations to you that are identical to your obligations to the Company under paragraphs 1 through 17 (excluding Section 9) above, and you would have the same rights against the Company that the Company has against you under paragraphs 1 through 17 (excluding Section 9) above. Provided, however, the Company shall not be restricted from communicating or disclosing any acquisition proposal or other information (i) required to be disclosed to Thoma Bravo under the Merger Agreement that you may communicate or disclose to the Company or its Representatives, to Thoma Bravo LLC or any of its affiliates or their
AMICAS, Inc. | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

AMICAS, Inc.
Confidentiality Agreement	January 29, 2010
respective Representatives on a confidential basis, or (ii) as required by law, regulation or securities exchange, and this Agreement shall not apply in any respect to any proposals or other information that you have previously communicated or disclosed to the Company.
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AMICAS, Inc. | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com

AMICAS, Inc.
Confidentiality Agreement	January 29, 2010
19. Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

AMICAS, Inc.
/s/ Craig Newfield
Craig Newfield, General Counsel
ACCEPTED AND AGREED as of the date hereof:

By:	/s/ Ann Mayberry-French
Company:	Merge Healthcare, Inc.
Name:	Ann Mayberry-French
Title:	General Counsel
Date:	1/29/2010

AMICAS, Inc. | 20 Guest Street | Suite 400 | Boston, MA 02135 | 800.490.8465 | http://www.amicas.com